Exhibit 99.1

For Immediate Release

Phibro Animal Health Corporation Reports First Quarter Results, Updates Financial Guidance

TEANECK, N.J., November 8, 2023 (Business Wire) – Phibro Animal Health Corporation (Nasdaq: PAHC) (“Phibro” or the “Company”) today announced financial results for its first quarter ended September 30, 2023 and its updated financial guidance for the year ending June 30, 2024.

Highlights for the three months ended September 30, 2023 (compared to the three months ended September 30, 2022)

-Net sales of $231.3 million, a decrease of $1.2 million, or 1%
-Net loss of $8.0 million, a decrease of $11.9 million
-Diluted loss per share of $0.20, a decrease of $0.30
-Adjusted EBITDA of $18.7 million, a decrease of $3.5 million, or 16%
-Adjusted net income of $5.5 million, a decrease of $2.8 million, or 33%
-Adjusted diluted EPS of $0.14, a decrease of $0.07, or 33%

We have updated our fiscal year 2024 guidance, which includes:

-	Net sales of $980 million to $1.02 billion
-	Adjusted EBITDA of $106 million to $112 million

COMMENTARY

“Our core Animal Health business demonstrated continued growth, with a 4% increase in net sales and a 6% increase in adjusted EBITDA. We have seen strong customer acceptance of poultry vaccines recently launched in Latin America, resulting in double-digit sales growth of our vaccines product group. Our nutritional specialty products for poultry also saw strong growth in the quarter, but challenging dairy fundamentals reduced overall growth in the product group,” said Jack Bendheim, Phibro’s Chairman, President, and Chief Executive Officer.

Jack continued, “Our Mineral Nutrition and Performance Products businesses saw reduced sales in the quarter, in part because customers rationalized their inventory levels and in part due to timing. We expect these businesses to rebound later in the fiscal year. We continue to invest in our companion animal pipeline and see medium-term opportunities for commercial products. We are navigating the effects of the conflict in Israel and thanks to the resilience of our people, we continue to operate and supply our customers.”

QUARTERLY RESULTS

Net sales

Net sales of $231.3 million for the three months ended September 30, 2023, decreased $1.2 million, or 1%, as compared to the three months ended September 30, 2022. Animal Health increased $5.7 million, while Mineral Nutrition and Performance Products decreased $3.6 million and $3.2 million, respectively.

Animal Health

Net sales of $160.5 million for the three months ended September 30, 2023, increased $5.7 million, or 4%. Net sales of MFAs and other increased $1.3 million, or 1%, primarily driven by increased sales of processing aids used in the ethanol fermentation industry. Net sales of nutritional specialty products increased $1.2 million, or 3%, with increased volumes in poultry customers, primarily domestic. Net sales of vaccines increased $3.2 million, or 14%, due to poultry product introductions in Latin America and growth in the U.S. swine sector, partially offset by timing of deliveries in other international regions.

Mineral Nutrition

Net sales of $56.0 million for the three months ended September 30, 2023, decreased $3.6 million, or 6%, due to declines in the average selling prices and reduced volumes due to reduced demand.

Performance Products

Net sales of $14.8 million for the three months ended September 30, 2023, decreased $3.2 million, or 18%, as a result of lower demand for the ingredients used in personal care products.

Gross profit

Gross profit of $67.7 million for the three months ended September 30, 2023, decreased $0.9 million, or 1%, as compared to the three months ended September 30, 2022. Gross margin decreased to 29.3% of net sales for the three months ended September 30, 2023, as compared to 29.5% for the three months ended September 30, 2022.

Animal Health gross profit increased $2.4 million, primarily driven by higher sales volume. Mineral Nutrition gross profit decreased $2.3 million, driven by lower sales and higher costs. Performance Products gross profit decreased $1.1 million as a result of lower sales volumes of ingredients for personal care products, along with increased costs for these products.

Selling, general and administrative expenses

Selling, general and administrative expenses (“SG&A”) of $68.5 million for the three months ended September 30, 2023, increased $13.5 million, or 25%, as compared to the three months ended September 30, 2022. SG&A for the three months ended September 30, 2023, included $10.4 million of pension settlement cost and $0.1 million of stock-based compensation. Excluding these items, SG&A increased $3.0 million.

Animal Health SG&A increased $1.3 million, primarily due to an increase in employee and employee-related costs. Mineral Nutrition increased $0.2 million, while Performance Products decreased $0.1 million. Corporate costs increased by $1.6 million, due to strategic investments and employee-related costs.

Interest expense, net

Interest expense, net of $4.6 million for the three months ended September 30, 2023, increased by $1.5 million, as compared to the three months ended September 30, 2022, as a result of the increased debt with the issuance of 2023 Incremental Term Loan and the higher variable interest rates.

Foreign currency losses, net

Foreign currency losses, net for the three months ended September 30, 2023, were $6.7 million, as compared to $5.2 million of net losses for the three months ended September 30, 2022. Current period losses were driven by fluctuations in certain currencies related to the U.S. dollar, primarily in Argentina and Brazil.

(Benefit) provision for income taxes

The benefit for income taxes was $4.0 million for the three months ended September 30, 2023, compared to the provision for income taxes of $1.6 million for the three months ended September 30, 2022. The effective income tax rate was 33.1% and 28.8% for the three months ended September 30, 2023 and 2022, respectively. The benefit for income taxes during the three months ended September 30, 2023, included (i) a $1.2 million benefit related to the determination of whether a foreign tax is eligible for a U.S. foreign tax credit related to our fiscal year 2023, based on IRS guidance provided subsequent to our fiscal year-end and (ii) a $0.2 million expense from changes in uncertain tax positions related to prior years. The provision for income taxes for the three months ended September 30, 2022, included (i) a $0.9 million benefit related to exchange rate differences on intercompany dividends and (ii) a $0.2 million expense from changes in uncertain tax positions related to prior years. The effective income tax rate, without these items, would have been 24.8 % and 42.8% for the three months ended September 30, 2023 and 2022, respectively.

Net (loss) income

Net loss of $8.0 million for the three months ended September 30, 2023, represented a decrease of $11.9 million compared to net income of $3.9 million for the three months ended September 30, 2022. Operating loss resulted in a decrease of $14.4 million, driven mostly by higher SG&A, which included the $10.4 million pension settlement cost. Interest expense, net increased $1.5 million due to the issuance of new debt and higher variable interest rates. Foreign currency losses, net also increased by $1.5 million. Income tax expense decreased by $5.5 million.

Adjusted EBITDA

Adjusted EBITDA of $18.7 million for the three months ended September 30, 2023, decreased $3.5 million, as compared to the three months ended September 30, 2022. Animal Health Adjusted EBITDA increased $1.5 million due to higher gross profit, partially offset by increased SG&A. Mineral Nutrition Adjusted EBITDA decreased $2.4 million, due to lower sales. Performance Products Adjusted EBITDA decreased $1.0 million due to lower sales and gross profit. Corporate expenses increased $1.6 million, due to increased strategic investments and employee-related costs.

Adjusted provision for income taxes

The adjusted effective income tax rates for the three months ended September 30, 2023 and 2022, were 27.6% and 36.0%, respectively. The improvement in our adjusted effective income tax rate was driven by a favorable mix of international earnings and the benefit of recently implemented tax savings strategies.

Adjusted net income

Adjusted net income of $5.5 million for the three months ended September 30, 2023, decreased $2.8 million, or 33.0%, as compared to the prior year. The decrease was driven by lower gross profit, higher SG&A expenses and higher interest expense, partially offset by a lower tax provision. The lower gross profit results from lower sales. SG&A expenses increased due to strategic investments and increased employee-related costs.

Adjusted diluted earnings per share

Adjusted diluted earnings per share was $0.14 for the quarter, a decrease of $0.07, or 33.0% as compared to the adjusted diluted earnings per share of $0.21 in the prior year.

BALANCE SHEET AND CASH FLOWS

●	Free cash flow was $4.1 million for the twelve months ended September 30, 2023
●	4.4x gross leverage ratio as of September 30, 2023
-$484 million total debt
-$109 million Adjusted EBITDA for the twelve months ended September 30, 2023

FISCAL YEAR 2024 FINANCIAL GUIDANCE

Our updated fiscal year 2024 financial guidance is as shown in the table below. Year-over-year percentages are calculated using the midpoint of the guidance ranges.

●	Net sales of $980 million to $1.02 billion, growth of 2%
●	Net income of $23 million to $28 million, a decline of 22%
●	Diluted EPS of $0.57 to $0.69, a decline of 22%
●	Adjusted EBITDA of $106 million to $112 million, a decline of 3%
●	Adjusted net income of $42 million to $47 million, a decline of 9%
●	Adjusted diluted EPS of $1.04 to $1.16, a decline of 9%
●	Adjusted effective tax rate of 31% to 33%

The updated guidance reflects reduced expectations for the fiscal year, compared with our previous guidance, reflecting difficult fundamentals in certain parts of our business, including international beef feedlots, the U.S. and China dairy sectors and the pace of recovery in the Mineral Nutrition and Performance Products segments and the costs of manufacturing disruptions and inefficiencies due to the current conflict in Israel.

WEBCAST & CONFERENCE CALL DETAILS

Phibro Animal Health Corporation will host a webcast and conference call during which the Company will review its financial results and respond to questions.

Date:	Thursday, November 9, 2023
Time:	9:00 AM Eastern
Location:	https://investors.pahc.com
U.S. Toll-Free:	+1 (888) 330-2022
International Toll:	+1 (365) 977-0051
Conference ID:	3927884

NOTE: To join this conference call, all participants will be required to provide the Conference ID number.

A replay of the webcast will be archived and made available on Phibro’s website.

DISCLOSURE NOTICES

Forward-Looking Statements: This communication contains forward-looking statements that are subject to risks and uncertainties. All statements other than statements of historical or current fact included in this report are forward-looking statements. Forward-looking statements discuss our current expectations and projections relating to our financial condition, results of operations, plans, objectives, future performance and business. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as “aim,” “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “outlook,” “potential,” “project,” “projection,” “plan,” “intend,” “seek,” “may,” “could,” “would,” “will,” “should,” “can,” “can have,” “likely,” the negatives thereof and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events. These statements are not guarantees of future performance or actions. If one or more of these risks or uncertainties materialize, or if management’s underlying assumptions prove to be incorrect, actual results may differ materially from those contemplated by a forward-looking statement. Forward-looking statements speak only as of the date on which they are made. Phibro expressly disclaims any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. A further list and description of risks, uncertainties and other matters can be found in our Quarterly Report on Form 10-Q and Annual Report on Form 10-K, including in the sections thereof captioned “Forward-Looking Statements” and “Risk Factors.” These filings and subsequent filings are available online at www.sec.gov, www.pahc.com, or on request from Phibro.

Non-GAAP Financial Information: We use non-GAAP financial measures, such as adjusted EBITDA, adjusted net income, adjusted diluted EPS and free cash flow to assess and analyze our operational results and trends and to make financial and operational decisions. Management uses adjusted EBITDA as its primary operating measure. We report adjusted net income to portray the results of our operations prior to considering certain income statement elements. We believe these non-GAAP financial measures are also useful to investors because they provide greater transparency regarding our operating performance. The non-GAAP financial measures included in this communication should not be considered alternatives to measurements required by GAAP, such as net income, operating income and earnings per share, and should not be considered measures of liquidity. These non-GAAP financial measures are unlikely to be comparable with non-GAAP information provided by other companies. Reconciliation of non-GAAP financial measures and GAAP financial measures are included in the tables accompanying this communication and/or our Quarterly Report on Form 10-Q and Annual Report on Form 10-K.

We are not providing a reconciliation of forward-looking guidance of non-GAAP financial measures to the most directly comparable GAAP financial measures because of the uncertainty regarding, and the potential variability of, certain of the items required for a reconciliation; accordingly, a reconciliation of the non-GAAP financial measure to the corresponding GAAP financial measure is not available without unreasonable effort.

Internet Posting of Information: We routinely post information that may be important to investors in the “Investors” section of our website at www.pahc.com. We encourage investors and potential investors to consult our website regularly for important information about us.

Phibro Animal Health Corporation

Consolidated Results of Operations

	Three Months
For the Periods Ended September 30	2023	2022	Change

	(in millions, except per share amounts and percentages)
Net sales	$231.3	$232.5	$(1.2)	(1)%
Cost of goods sold	163.6	163.9	(0.3)	(0)%
Gross profit	67.7	68.6	(0.9)	(1)%
Selling, general and administrative	68.5	55.0	13.5	25%
Operating (loss) income	(0.7)	13.7	(14.4)	* %
Interest expense, net	4.6	3.1	1.5	49%
Foreign currency losses, net	6.7	5.2	1.5	*
(Loss) income before income taxes	(12.0)	5.4	(17.4)	*
(Benefit) provision for income taxes	(4.0)	1.6	(5.5)	*
Net (loss) income	$(8.0)	$3.9	$(11.9)	*

Net (loss) income per share
basic	$(0.20)	$0.10	$(0.30)	*
diluted	$(0.20)	$0.10	$(0.30)	*

Weighted average common shares outstanding
basic	40.5	40.5
diluted	40.5	40.5

Ratio to net sales
Gross profit	29.3%	29.5%
Selling, general and administrative	29.6%	23.6%
Operating (loss) income	(0.3)%	5.9%
(Loss) income before income taxes	(5.2)%	2.3%
Net (loss) income	(3.5)%	1.7%
Effective tax rate	33.1%	28.8%

Amounts and percentages may reflect rounding adjustments.

*	Calculation not meaningful

Phibro Animal Health Corporation

Segment Net Sales and Adjusted EBITDA

	Three Months
For the Periods Ended September 30	2023	2022	Change

	(in millions, except percentages)
Net Sales
MFAs and other	$94.1	$92.8	$1.3	1%
Nutritional specialties	40.2	39.1	1.2	3%
Vaccines	26.2	23.0	3.2	14%
Animal Health	160.5	154.9	5.7	4%
Mineral Nutrition	56.0	59.6	(3.6)	(6)%
Performance Products	14.8	18.0	(3.2)	(18)%
Total	$231.3	$232.5	$(1.2)	(1)%

Adjusted EBITDA
Animal Health	$28.5	$27.0	$1.5	6%
Mineral Nutrition	2.9	5.3	(2.4)	(46)%
Performance Products	1.4	2.4	(1.0)	(40)%
Corporate	(14.1)	(12.5)	(1.6)	13%
Total	$18.7	$22.1	$(3.5)	(16)%

Ratio to segment net sales
Animal Health	17.7%	17.4%
Mineral Nutrition	5.1%	8.9%
Performance Products	9.5%	13.1%
Corporate (1)	(6.1)%	(5.4)%
Total (1)	8.1%	9.5%

Reconciliation of GAAP Net (Loss) Income to Adjusted EBITDA
Net (loss) income	$(8.0)	$3.9	$(11.9)	*
Interest expense, net	4.6	3.1	1.5	49%
(Benefit) provision for income taxes	(4.0)	1.6	(5.5)	*
Depreciation and amortization	8.9	8.5	0.4	5%
EBITDA	1.5	16.9	(15.5)	(91)%
Pension settlement cost	10.4	—	10.4	*
Stock-based compensation	0.1	—	0.1	*
Foreign currency losses, net	6.7	5.2	1.5	*
Adjusted EBITDA	$18.7	$22.1	$(3.5)	(16)%

Amounts and percentages may reflect rounding adjustments.

*	Calculation not meaningful
(1)	Reflects ratio to total net sales

Phibro Animal Health Corporation

Adjusted Net Income

	Three Months
For the Periods Ended September 30	2023	2022	Change

	(in millions, except per share amounts and percentages)
Reconciliation of GAAP Net (Loss) Income to Adjusted Net Income
Net (loss) income	$(8.0)	$3.9	$(11.9)	*
Acquisition-related intangible amortization (1)	1.7	1.7	0.0	1%
Acquisition-related intangible amortization (2)	0.8	0.7	0.0	4%
Pension settlement cost (2)	10.4	—	10.4	*
Stock-based compensation (2)	0.1	—	0.1	*
Foreign currency losses, net (3)	6.7	5.2	1.5	*
Adjustments to income taxes (4)	(6.1)	(3.1)	(3.0)	*
Adjusted net income	$5.5	$8.3	$(2.8)	(33)%

Statement of Operations Line Items - adjusted
Adjusted cost of goods sold (1)	$162.0	$162.2	$(0.3)	(0)%
Adjusted gross profit	69.4	70.3	(0.9)	(1)%
Adjusted selling, general and administrative (2)	57.2	54.2	3.0	5%
Adjusted interest expense, net	4.6	3.1	1.5	49%
Adjusted income before income taxes	7.7	13.0	(5.4)	(41)%
Adjusted provision for income taxes (4)	2.1	4.7	(2.6)	(55)%
Adjusted net income	$5.5	$8.3	$(2.8)	(33)%

Adjusted net income per share
diluted	$0.14	$0.21	$(0.07)	(33)%

Weighted average common shares outstanding
diluted	40.5	40.5

Ratio to net sales
Adjusted gross profit	30.0%	30.2%
Adjusted selling, general and administrative	24.7%	23.3%
Adjusted income before income taxes	3.3%	5.6%
Adjusted net income	2.4%	3.6%
Adjusted effective tax rate	27.6%	36.0%

Amounts and percentages may reflect rounding adjustments.

*	Calculation not meaningful
(1)	Adjusted cost of goods sold excludes acquisition-related intangible amortization
(2)	Adjusted selling, general and administrative excludes acquisition-related intangible amortization, pension settlement cost and stock-based compensation
(3)	Foreign currency losses, net, are excluded from adjusted net income
(4)	Adjusted provision for income taxes excludes the income tax effect of pre-tax (loss) income adjustments and certain income tax items

Phibro Animal Health Corporation

Operating, Investing and Free Cash Flows

	Three Months
For the Periods Ended September 30	2023	2022	Change

	(in millions)
EBITDA	$1.5	$16.9	$(15.5)
Adjustments
Pension settlement cost	10.4	—	10.4
Stock-based compensation	0.1	—	0.1
Foreign currency losses, net	6.7	5.2	1.5
Interest paid, net	(4.3)	(2.9)	(1.4)
Income taxes paid	(4.7)	(3.8)	(0.9)
Changes in operating assets and liabilities and other items	6.5	(26.1)	32.6
Net cash provided (used) by operating activities	$16.2	$(10.7)	$26.9

Short-term investments, net	$(8.0)	$7.0	$(15.0)
Capital expenditures	(7.5)	(23.2)	15.7
Other investing, net	0.1	0.0	0.1
Net cash used by investing activities	$(15.4)	$(16.1)	$0.8

Free cash flow:
Net cash provided (used) by operating activities	$16.2	$(10.7)	$26.9
Capital expenditures	(7.5)	(23.2)	15.7
Building purchase (1)	—	15.0	(15.0)
Free cash flow (adjusted)	$8.7	$(18.9)	$27.6

Amounts and percentages may reflect rounding adjustments.

(1)	Adjusted free cash flow for the three months ended September 30, 2022, excludes a $15 million purchase of property financed in part by a secured term loan during the quarter

About Phibro Animal Health Corporation

Phibro Animal Health Corporation is a leading global diversified animal health and mineral nutrition company. We strive to be a trusted partner with livestock producers, farmers, veterinarians and consumers who raise or care for farm and companion animals by providing solutions to help them maintain and enhance the health of their animals. For further information, please visit www.pahc.com.

Contacts

Phibro Animal Health Corporation

Richard G. Johnson

Chief Financial Officer

+1-201-329-7300

Or

investor.relations@pahc.com